DocuSign Envelope ID: 31E5224C-73FF-4FB6-8DBB-817E602CFE2B

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 10th day of October, 2022, between Vanguard Whitehall

Funds Schroder Investment Management North America Inc., a Delaware corporation

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company

WHEREAS, the Trust offers a series of shares known as Vanguard International Explorer Fund

WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement dated as of June 29, 2002, which was amended and restated on August 1, 2006

WHEREAS, the Trust desires to amend and restate the Prior Agreement in its entirety, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that to the Advisor, Schroder , as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. . The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Schroder Portfolio; to continuously review, supervise, and administer an investment program for the Schroder Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and

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equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Schroder Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions consistent with Section 28(e) of the Securities Exchange Act of 1934, and subject to written policies and procedures provided to the Advisor. The Advisor will promptly communicate to the may reasonably request.

4.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefore, an investment advisory fee at the rate specified in Schedule A to this Agreement. The fee will be calculated based on annual percentage rates applied to the average daily net assets of the Schroder Portfolio and will be paid to the Advisor quarterly. Further, the investment advisory fee will be increased or decreased by applying a performance adjustment, as specified in Schedule A.

5.Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage - 1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Schroder Portfolio.

7.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations with respect to the Advisor's management of the Schroder Portfolio under this Agreement.

9.Force Majeure. The Advisor shall not be responsible for any loss or damage, or failure to comply or reasonable delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any reason, cause or contingency beyond its reasonable control, including (without limitation) natural disasters, nationalization, currency

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restrictions, act of war, act of terrorism, act of God, postal or other strikes or industrial actions, or the failure, suspension or disruption of any relevant stock exchange or market. The Advisor shall notify the Fund promptly when it becomes aware of any event described above. The Fund shall not be responsible for temporary delays in the performance of its duties and obligations hereunder and correspondingly shall not be liable for any loss or damage attributable to such delay in consequence of any event described above.

10.Duration; Termination; Notices; Amendment. This Agreement will become effective on the date first written above and will continue in effect for twelve-month periods thereafter, only so long as this Agreement is approved at least Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval. Such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-- In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be affected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) Any notice under this Agreement will be given in writing, and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at:

Vanguard International Explorer Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention: Daniel Reyes, V11

Email: daniel.reyes@vanguard.com

If to the Advisor, at:

Schroder Investment Management North America Inc. 7 Bryant Park

19th Floor

New York, NY 10018-3706

Attention: Legal Department

Email: USLegal@schroders.com

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, , , nd "vote of a majority of the outstanding voting securities" will have the respective meanings set fo accordance with the Advisor's proxy voting policies and procedures in a manner that complies

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The Trust consents to electronic delivery of any reports or other information that may be requested by the Trust or required to be delivered by the Advisor under this Agreement, or pursuant to applicable law, rule or regulation, including delivery of Part updates thereto, and the Trust represents that it has the means to, and will access, such disclosures in electronic format. The Advisor shall provide the Trust with hard copies of any such disclosures upon request. The Trust may revoke this consent upon written notice to the Advisor.

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund or the Trust.

As used in this Section 10

2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

rth in Section

11.Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12.Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees of the Trust, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees of the Trust, or Vanguard.

13.Proxy Policy. The Advisor shall have responsibility to vote proxies in respect of all securities that are held within the Schroder Portfolio. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Schroder Portfolio may be invested in with applicable law and regulations. The Advisor shall be subject to such reasonable reporting requirements with respect to such proxy voting as may be specified in any operating policies or procedures that the Fund communicates to the Advisor in writing with reasonable advance notice for the Advisor to comply with such policies and procedures.

14.Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict- of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures

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appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory Agreement to be executed as of the date first set forth herein.

Schroder Investment Management North	Vanguard Whitehall Funds
America Inc.
_______________________________	10/5/2022	_______________________________	_________
Signature	Date	Signature	Date
William Sauer, Authorized Signatory	Mortimer J. Buckley______	_
Print Name
Print Name

Schroder Investment Management North

America Inc.

_______________________________ 10/5/2022

SignatureDate

Jennifer Horne, Authorized Signatory

Print Name

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